Exhibit 99.1

AAON Introduces The Aaon Group as Its New Enterprise Identity

The new identity brings greater clarity to AAON’s evolution into a multi-brand, multi-market enterprise.

TULSA, Okla., August 21, 2026 — AAON, Inc. (NASDAQ: AAON), a leader in high-performance HVAC and thermal management solutions, today introduced The Aaon Group as its new enterprise identity.

The Aaon Group reflects the company's evolution from a single-brand organization into an enterprise built around two strong and highly differentiated operating brands. It creates a clear distinction between the enterprise and the AAON and BASX brands, while providing a durable framework for governance, capital allocation, shared capabilities, and future portfolio growth.

“Our company has evolved significantly over the last several years, and the identity of the enterprise needed to evolve with it,” said Matt Tobolski, President and CEO. “The Aaon Group provides a clear enterprise identity above AAON and BASX while preserving the distinct brands, cultures, and customer relationships that have made each successful. It reflects how we operate today and provide a framework to support the next phase of our growth.”

The introduction of The Aaon Group does not change the company's operating segments, leadership team, financial reporting, or NASDAQ ticker symbol. AAON and BASX products, services, customer relationships, and customer-facing teams remain unchanged.

About The Aaon Group

The Aaon Group provides high-performance HVAC and thermal management solutions for commercial, industrial, and data center environments. Through two strong brands, AAON and BASX, the company designs and manufactures highly configurable and custom-engineered equipment focused on efficiency, performance, reliability, and long-term customer value. For more information, please visit theaaongroup.com.